   As filed with the Securities and Exchange Commission on September 20, 2000
                                                      Registration No. 333-41300
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                ----------------

                            CELL THERAPEUTICS, INC.
             (Exact name of Registrant as specified in its charter)

                                ----------------

               Washington                         2384                   91-1533912
     (State or other jurisdiction of  (Primary Standard Industrial    (I.R.S. Employer
     incorporation or organization)   Classification Code Number)  Identification Number)

                            201 Elliott Avenue West
                           Seattle, Washington 98119
                                 (206) 282-7100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ----------------

                                James A. Bianco
                     President and Chief Executive Officer
                            201 Elliott Avenue West
                           Seattle, Washington 98119
                                 (206) 282-7100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------

                                   Copies to:
                            Michael J. Kennedy, Esq.
                             Karen A. Dempsey, Esq.
                             Torrey J. Miller, Esq.
                        WILSON SONSINI GOODRICH & ROSATI
                            Professional Corporation
                   One Market, Spear Street Tower, Suite 3300
                        San Francisco, California 94105

                                ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. [X]   333-41300
                                                   -----------

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ___________

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ___________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                ----------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                                              Proposed maximum
                                             Proposed maximum    aggregate      Amount of
    Title of each class of     Amount to be   offering price      offering     registration
 securities to be registered   registered(1)   per share(2)       price(1)         fee
-------------------------------------------------------------------------------------------
 Common Stock, no par value..    600,000         $39.8438       $23,906,280     $6,311.26
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

(1) The Registrant previously registered an aggregate of $91,680,000 worth of common stock on a registration statement on Form S-3 (File No. 333-41300) for which a filing fee of $24,204 was paid.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices of the Company's Common Stock on the Nasdaq National Market on September 20, 2000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    INCORPORATION OF DOCUMENTS BY REFERENCE

   Cell Therapeutics, Inc. is filing this registration statement with the Securities and Exchange Commission, pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This registration statement incorporates by reference the contents of the registration statement on Form S-3, as amended (Registration No. 333-41300) which was declared effective by the Securities and Exchange Commission on September 18, 2000, and is being filed for the sole purpose of registering additional securities of the same class as were included in that registration statement.

                                 CERTIFICATION

   Cell Therapeutics, Inc. hereby certifies to the Securities and Exchange Commission that (1) we have instructed our bank to pay the filing fee set forth on the cover page of this registration statement by a wire transfer of such amount to the SEC's account at Mellon Bank as soon as practicable, but not later than the close of business on September 21, 2000, (2) we will not revoke those instructions; (3) we have sufficient funds in our account to cover the amount of the filing fee; and (4) we will confirm receipt of our instructions by our bank during our bank's regular business hours no later than September 21, 2000.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 20th day of September, 2000.

                                          CELL THERAPEUTICS, INC.

                                               /s/ James A. Bianco, M.D.
                                          By: _________________________________
                                                   James A. Bianco, M.D.
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

             Signature                          Title                    Date
             ---------                          -----                    ----

      /s/ James A. Bianco            President, Chief Executive   September 20, 2000
____________________________________  Officer and Director
       James A. Bianco, M.D.          (Principal Executive
                                      Officer)

                 *                   Executive Vice President,    September 20, 2000
____________________________________  Finance and Administration
          Louis A. Bianco


                 *                   Chairman of the Board and    September 20, 2000
____________________________________  Director
            Max E. Link

                 *                   Director                     September 20, 2000
____________________________________
        Jack W. Singer, M.D.


                 *                   Director                     September 20, 2000
____________________________________
           Jack L. Bowman


                 *                   Director                     September 20, 2000
____________________________________
       Jeremy L. Lurnock Cook


                 *                   Director                     September 20, 2000
____________________________________
      Wilfred F. Jaeger, M.D.

                 *                   Director                     September 20, 2000
____________________________________
       Mary O'Neil Mundanger

                 *                   Director                     September 20, 2000
____________________________________
     Phillip M. Nudelman, Ph.D.

    /s/ James A. Bianco
*By: __________________________
     James A. Bianco, M.D.

                                 EXHIBIT INDEX

 Exhibit
 Number
 ------- ---------------------------------------------------------------------
 5.1     Opinion of Wilson Sonsisi Goodrich & Rosati, Professional Corporation
 23.1    Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (see Exhibit 5.1)
 23.2    Consent of Ernst & Young LLP, Independent Auditors
 24.1*   Power of Attorney

--------
* Incorporated by reference to the Registration Statement on Form S-3, filed July 13, 2000.